NEWS RELEASE
For More Information:
Frank B. O’Neil, Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Results for Fourth Quarter 2015
BIRMINGHAM, AL – (PRNewswire) – February 23, 2016 – ProAssurance Corporation (NYSE: PRA) reports the following results for Fourth Quarter of 2015:

Consolidated Income Statement Highlights ($ in thousands, except per share data)
	Three Months Ended December 31			Year Ended December 31
	2015	2014	% Change	2015	2014	% Change
Revenues
Gross premiums written	$160,876	$147,599	9.0%	$812,218	$779,609	4.2%
Net premiums written	$127,431	$133,276	(4.4%)	$709,285	$701,849	1.1%
Net premiums earned	$164,874	$174,670	(5.6%)	$694,149	$699,731	(0.8%)
Net investment income	$26,459	$32,769	(19.3%)	$108,660	$125,557	(13.5%)
Total revenues	$185,899	$217,996	(14.7%)	$772,079	$852,326	(9.4%)
Expenses
Net losses and loss adjustment expenses	$92,827	$75,441	23.0%	$410,711	$363,084	13.1%
Underwriting, policy acquisition and operating expenses	$59,160	$52,455	12.8%	$217,064	$211,311	2.7%
Total expenses	$154,976	$130,770	18.5%	$643,224	$590,321	9.0%
Net income	$34,948	$65,114	(46.3%)	$116,197	$196,565	(40.9%)
Operating income	$38,849	$60,347	(35.6%)	$143,404	$186,367	(23.1%)
Weighted average number of common shares outstanding
Diluted	$53,426	$57,963	(7.8%)	$55,017	$59,525	(7.6%)
Earnings per share
Net income per diluted share	0.65	1.12	(42.0%)	2.11	3.30	(36.1%)
Operating income per diluted share	0.73	1.04	(29.8%)	2.61	3.13	(16.6%)

Consolidated Key Ratios
	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014
Current accident year loss ratio	90.5%	71.1%	82.4%	77.9%
Effect of prior accident years’ reserve development	(34.2%)	(27.9%)	(23.2%)	(26.0%)
Net loss ratio	56.3%	43.2%	59.2%	51.9%
Expense ratio	35.9%	30.0%	31.3%	30.2%
Combined ratio	92.2%	73.2%	90.5%	82.1%
Operating ratio	76.2%	54.4%	74.8%	64.2%
Return on equity	7.1%	11.6%	5.6%	8.6%
“A solidly profitable fourth quarter ended a strong year for ProAssurance. In the quarter we saw year-over-year premium increases in all operating segments, building on the year-long growth in our Worker’s Compensation and Lloyd’s segments. While we recognize the challenging operating environment, given low interest rates and fierce competition, we remain optimistic about our ability to capitalize on the opportunities ahead of us in 2016,” said W. Stancil Starnes, Chairman and Chief Executive Officer of ProAssurance. He also highlighted ProAssurance’s ongoing commitment to efficient capital management noting that ProAssurance returned $290 million to shareholders in 2015.

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Fourth Quarter 2015 Highlights

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Gross premiums written were 9.0% higher than fourth quarter 2014, driven by a 45.2% increase in our Lloyd’s segment, a 7.7% increase in our Workers’ Compensation segment and a 6.6% increase in our Specialty P&C segment.

•
Net premiums written decreased 4.4% quarter-over-quarter as the increase in gross premiums written was offset by an increase in ceded premiums. The increase in ceded premiums was driven by the growth of our Lloyd's business as well as an increase in ceded premiums in our Specialty P&C segment which, in turn, drove a 5.6% decline in net premiums earned.

•	Total revenues declined 14.7% quarter-over-quarter, primarily due to the reduction in net premiums earned, impairments in our energy-related investments and a reduction in net investment income.

•	Net favorable development was 15.4% higher quarter-over-quarter, reflecting the continuation of favorable loss trends as compared to our original expectations.

•
The net loss ratio is 13.1 points higher than the year-ago quarter due to a $9 million increase in reserves for mass tort claims in our Specialty P&C segment and a change in reserves related to coverage provided upon the death, disability or retirement of individual healthcare providers, which developed less favorably than in 2014.

Full Year 2015 Highlights

•
The 4.2% year-over-year growth in gross premiums written was driven by increases in premiums in our Workers’ Compensation and Lloyd’s segments which had an extra quarter of operations in 2015 vs. 2014.

•	Net premiums written grew 1.1% year-over-year.

•	Net premiums earned were down 0.8% as the increase in ceded premiums in the fourth quarter offset higher net premiums earned in the first three quarters of 2015.

•	The net loss ratio for the full year 2015 was 7.3 points higher than 2014, driven primarily by the fourth quarter reserve adjustments referenced above.

•	Net favorable development was 11.5% lower than in 2014, a result of the continued decline in overall premiums, but moderated by the continuation of favorable loss trends.

•	Operating cash flow was $112 million, a 16.6% year-over-year increase, primarily resulting from an increase in premiums and lower loss payments.

Balance Sheet Highlights (in thousands, except per share data)

	December 31, 2015	December 31, 2014
Total investments	$3,650,130	$4,009,707
Total assets	$4,908,163	$5,169,160
Total liabilities	$2,949,809	$3,011,216
Common shares (par value $0.01)	$625	$623
Retained earnings	$1,988,035	$1,991,704
Treasury shares	$(419,560)	$(252,164)
Shareholders’ equity	$1,958,354	$2,157,944
Book value per share	$36.88	$38.17
Capital Management
We returned a total of $289.7 million to shareholders in 2015, declaring $119.9 million in dividends and repurchasing 3.7 million shares of our stock at a cost of approximately $169.8 million throughout the year. In the fourth quarter of 2015, we purchased approximately 94,700 shares of our common stock at a cost of approximately $4.6 million. The majority of those purchases were conducted under the auspices of 10b5-1 plans, which we announced prior to their inception. Our current year share repurchase, through February 19th, has totaled approximately 27,700 shares at a cost of approximately $1.3 million, and as of that date we had approximately $110 million remaining in the stock repurchase program authorized by our Board.

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Conference Call Information
ProAssurance management will be discussing these results and the Company’s strategies for success in the current specialty insurance market during a conference call scheduled for 10:00 a.m. ET on Wednesday, February 24, 2016. Investors may dial (888) 576-4398 (toll free) or (719) 325-2329. The call will be webcast on the investor relations section of our website, Investor.ProAssurance.com.
A replay will be available by telephone through March 5, 2016 at (888) 203-1112 or (719) 457-0820, using access code 4087826. The replay will also be available for one year on our website, Investor.ProAssurance.com. We will also make the replay and other information about ProAssurance available on a free subscription basis through a link on the ProAssurance website, Investor.ProAssurance.com or through Apple’s iTunes.
Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past nine years. ProAssurance Group is rated
“A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.
For the latest on ProAssurance and its industry-leading suite of products and services, follow @ProAssurance on Twitter, or you may connect with the Company on LinkedIn or follow us on Facebook to be kept up-to-date on cutting edge risk management and practice enhancement programs. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
Non-GAAP Financial Measures
Operating income is a non-GAAP financial measure that is widely used to evaluate performance within the insurance sector. In calculating operating income, we have excluded the after-tax effects of net realized investment gains or losses, guaranty fund assessments or recoupments and the effect of confidential settlements that do not reflect normal operating results. We believe operating income presents a useful view of the performance of our insurance operations, but should be considered in conjunction with net income computed in accordance with GAAP. The following table is a reconciliation of net income to operating income:

Reconciliation of Net Income to Operating Income (In thousands, except per share data)
	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014
Net income	$34,948	$65,114	$116,197	$196,565
Items excluded in the calculation of operating income:
Net realized investment (gains) losses	$6,018	$(6,995)	$41,639	$(14,654)
Guaranty fund assessments (recoupments)	$(16)	$(316)	$218	$(169)
Effect of confidential settlements, net	$—	$(23)	$—	$(866)
Pre-tax effect of exclusions	$6,002	$(7,334)	$41,857	$(15,689)
Tax effect at 35%	$(2,101)	$2,567	$(14,650)	$5,491
Operating income	$38,849	$60,347	$143,404	$186,367
Per diluted common share
Net income	$0.65	$1.12	$2.11	$3.30
Effect of exclusions	$0.08	$(0.08)	$0.50	$(0.17)
Operating income per diluted common share	$0.73	$1.04	$2.61	$3.13

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Segment Results

Specialty P&C Insurance Segment ($ in thousands)
	Three Months Ended December 31			Year Ended December 31
	2015	2014	% Change	2015	2014	% Change
Gross premiums written	$109,641	$102,878	6.6%	$526,296	$532,608	(1.2%)
Net premiums written	$80,562	$87,618	(8.1%)	$442,126	$467,046	(5.3%)
Net premiums earned	$100,249	$118,030	(15.1%)	$443,313	$492,733	(10.0%)
Total revenues	$100,277	$119,686	(16.2%)	$447,874	$498,556	(10.2%)

Net losses and loss adjustment expenses	$53,112	$36,937	43.8%	$250,168	$228,199	9.6%
Underwriting, policy acquisition and operating expenses	$25,519	$32,087	(20.5%)	$105,574	$133,132	(20.7%)
Total expenses	$78,631	$69,024	13.9%	$355,742	$361,331	(1.5%)
Segment operating results	$21,646	$50,662	(57.3%)	$92,132	$137,225	(32.9%)

Specialty P&C Insurance Segment Key Ratios
	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014
Current accident year loss ratio	111.4%	74.0%	92.3%	83.0%
Effect of prior accident years’ reserve development	(58.4%)	(42.7%)	(35.9%)	(36.7%)
Net loss ratio	53.0%	31.3%	56.4%	46.3%
Underwriting expense ratio	25.5%	27.2%	23.8%	27.0%
Combined ratio	78.5%	58.5%	80.2%	73.3%
Operating results in our Specialty P&C segment declined by 57.3% quarter-over-quarter, primarily due to increased reinsurance expense and provisions made for mass-tort events within the Healthcare Professional Liability line of business.
In the fourth quarter our ceded premiums written increased 90.6%, primarily as a result of a $12.9 million year-over-year change in estimated ceded premiums under the retrospective rating provision of our older reinsurance treaties. During fourth quarter of 2015 we increased estimated ceded premiums for prior accident years by $7.3 million as compared to a $5.6 million reduction in the fourth quarter of 2014. Approximately $6 million of the 2015 increase related to verdicts in three specific cases that remain in progress in the judicial system, and we believe they may ultimately be resolved at less than their currently-reserved amount. We do not believe these isolated claims indicate a change in the underlying loss trends at ProAssurance or in the industry. The increase in reinsurance expense drove a 15.1% quarter-over-quarter decline in net premiums earned. The changes made in the fourth quarter, along with increased ceded premiums to Lloyd’s and from shared risk programs, also contributed to the year-over-year changes in net premiums written and net premiums earned, which were down 5.3% and 10.0%, respectively.
While we are not seeing an change in underlying loss trends in the Specialty P&C segment, our current accident year loss ratio increased in the quarter as a result of a limited number of mass-tort events in our physician professional liability line, and a smaller reduction in our reserves for death, disability and retirement policy provisions, as compared to 2014. These factors moved our current accident year loss ratio higher, but importantly, we have seen no change in 2%-3% rate of severity increase in the healthcare professional liability line, which is the largest portion of this segment.
Physician premiums, the majority of written premiums in this segment, were $79.6 million in the fourth quarter of 2015, 6.4% higher than the fourth quarter of 2014; healthcare facility premiums were $6.4 million, a quarter-over-quarter increase of 39.8%, and gross premiums written in our medical technology and life sciences line were

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$8.0 million, 4.4% higher than a year ago. We wrote $10.7 million of new business in the Specialty P&C segment in the quarter and $39.4 million for 2015—the highest amount of new business in recent years.
Premium retention in physician professional liability was 91% in the quarter, a one-point increase over the same period in 2014 and premium retention for full year 2015 was 89%, unchanged from 2014. Renewal pricing on physician business was 1% lower than the year-ago quarter but increased 1% for the year.
Net favorable loss development in the fourth quarter was $58.5 million, a 16.0% increase over the prior year quarter. For full year 2015, net favorable reserve development was $159.0 million, 12.1% lower than 2014, resulting in an increased net loss ratio for 2015. The year-over-year reduction in net favorable loss development reflects the earned premium reductions reported for the past several years in this segment, and the segment’s continuing stable loss environment.
For the year ended December 31, 2015, operating results decreased 32.9% compared to 2014, driven by the fourth quarter reinsurance expense increase and reserve actions noted above, as well as a year-over-year decrease in net favorable reserve development. These increases were somewhat offset by lower operating expenses which declined both quarter-over-quarter (22.2%) and year-over-year (23.0%) as a result of the previously reported shifting of certain expenses from our insurance segments to the Corporate segment.

Workers' Compensation Segment ($ in thousands)
	Three Months Ended December 31			Year Ended December 31
	2015	2014	% Change	2015	2014	% Change
Gross premiums written	$47,644	$44,233	7.7%	$243,608	$225,363	8.1%
Net premiums written	$40,279	$37,713	6.8%	$218,338	$202,697	7.7%
Net premiums earned	$53,726	$50,579	6.2%	$213,161	$194,540	9.6%
Total revenues	$53,857	$50,721	6.2%	$213,653	$195,185	9.5%

Net losses and loss adjustment expenses	$38,198	$34,471	10.8%	$140,744	$126,447	11.3%
Underwriting, policy acquisition and operating expenses	$16,235	$14,977	8.4%	$63,653	$60,357	5.5%
Segregated portfolio cell dividend expense (income)	$(629)	$(513)	(22.6%)	$853	$1,842	(53.7%)
Total expenses	$53,804	$48,935	9.9%	$205,250	$188,646	8.8%
Segment operating results	$53	$1,786	(97.0%)	$8,403	$6,539	28.5%

Workers’ Compensation Segment Key Ratios
	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014
Current accident year loss ratio	67.0%	65.0%	67.1%	65.7%
Effect of prior accident years’ reserve development	4.1%	3.2%	(1.1%)	(0.7%)
Net loss ratio	71.1%	68.2%	66.0%	65.0%
Underwriting expense ratio	30.2%	29.6%	29.9%	31.0%
Combined ratio	101.3%	97.8%	95.9%	96.0%
Workers' Compensation segment operating results were lower, quarter-over-quarter, primarily due to an increase in the alternative markets’ net loss ratio for segregated portfolio cell programs in which we have an ownership interest. The net loss ratio increase was driven by severity-related claims in the fourth quarter of 2015. For the full year, segment operating results increased 28.5% compared to 2014, primarily due to increased premiums and a corresponding reduction in the underwriting expense ratio.
Gross premiums written were 7.7% higher in the fourth quarter of 2015, compared to the same quarter in 2014, with premium growth occurring in all operating territories. We wrote $7.3 million of new business in the quarter and $38.3 million of new business for the full-year. Audit premiums were $1.7 million in the fourth quarter of

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2015, a $1.3 million increase over 2014. For the year ended December 31, 2015, audit premium was $6.8 million, $3 million higher than the same period in 2014. Renewal pricing increased 1% in the fourth quarter of 2015 and 1% for the year ended December 31, 2015 and premium retention was 83.9% for the quarter and 83.3% for the year, all in line with the competitive trends in this line.
The fourth quarter current accident year loss ratio was 67.0%, 2 points higher than last year’s fourth quarter, primarily due to the same increase in severity-related claims that affected our alternative markets programs. The severity increase in the fourth quarter, coupled with claims related to winter weather in the first quarter of 2015 are the primary drivers behind the year-over-year increase in the current accident year loss ratio.
We experienced $2.2 million of net unfavorable reserve development in the quarter due to claims activity in our alternative markets programs, which is a $0.6 million increase over last year’s fourth quarter. For the full year, net favorable reserve development was $2.2 million, an increase of $0.9 million compared to 2014. The three-and-twelve month net favorable development includes $0.4 million and $1.6 million, respectively, relating to the amortization of purchase accounting fair value adjustments.
The expense ratio for the segment was approximately half-a-point higher quarter-over-quarter and was down just over a full point year-over-year, reflecting continued growth in net premiums earned, the effect of transaction expenses incurred in 2014, continued attention to expense management strategies, and the implementation of a corporate management fee in the first quarter of 2015.

Lloyd’s Syndicate Segment ($ in thousands)
	Three Months Ended December 31			Year Ended December 31
	2015	2014	% Change	2015	2014	% Change
Gross premiums written	$10,043	$6,919	45.2%	$56,929	$33,731	68.8%
Net premiums written	$6,590	$7,945	(17.1%)	$48,821	$32,106	52.1%
Net premiums earned	$10,899	$6,061	79.8%	$37,675	$12,458	202.4%
Net investment income	$275	$166	65.7%	$928	$410	126.3%
Other gains (losses)	$488	$209	133.5%	$722	$130	455.4%
Total revenues	$11,662	$6,436	81.2%	$39,325	$12,998	202.5%

Net losses and loss adjustment expenses	$6,898	$4,033	71.0%	$25,181	$8,438	198.4%
Underwriting, policy acquisition and operating expenses	$5,332	$3,537	50.7%	$18,518	$9,535	94.2%
Total expenses	$12,230	$7,570	61.6%	$43,699	$17,973	143.1%
Total income tax expense (benefit)	$487	$—	nm	$1,240	$—	nm
Segment operating results	$(1,055)	$(1,134)	7.0%	$(5,614)	$(4,975)	(12.8%)

Lloyd’s Syndicate Segment Key Ratios
	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014
Net loss ratio	63.3%	66.5%	66.8%	67.7%
Underwriting expense ratio	48.9%	58.4%	49.2%	76.5%
Results of our Lloyd’s Syndicate segment, which represents our 58% participation in the results of Lloyd’s Syndicate 1729, are reported on a one-quarter lag, except that investments and certain administrative expenses paid in the United States are reported currently for each period.
Syndicate 1729’s operations are continuing to mature and gross written premiums are increasing accordingly, up 45.2% quarter-over-quarter and 68.8% year-over-year. Expenses are increasing as well, with the maturation of the syndicate, but the rate of expense growth is being more than offset by the increase in premiums.

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The mix of business in Syndicate 1729 remains primarily casualty, which constitutes 47.3% of its risk, most of which is US-based. The majority of those premiums are ceded to Syndicate 1729 from our podiatric line. The remaining business is approximately 19.3% catastrophe reinsurance, 28.7% property insurance and 4.7% property reinsurance.
The net loss ratio in our Lloyd’s Syndicate segment was 63.3% for the three months ended December 31, 2015, down more than three points from the year ago quarter; the year-over-year net loss ratio improved a little less than one point. As our loss experience matures, we expect to place greater reliance on the Syndicate 1729’s own loss experience, but for now we believe it prudent to rely mainly on loss assumptions derived from Lloyd's historical data for similar risks. We expect loss ratios to fluctuate from quarter to quarter as Syndicate 1729 writes more business and the book matures.
Syndicate 1729 has a maximum underwriting capacity of approximately $132.6 million for 2016, and our allocated capacity is 58%, or approximately $76.3 million (both based on exchange rates at December 31, 2015), which we support with a capital commitment of $95.8 million.

Corporate Segment ($ in thousands)
	Three Months Ended December 31			Year Ended December 31
	2015	2014	% Change	2015	2014	% Change
Net investment income	$26,184	$32,603	(19.7%)	$107,732	$125,147	(13.9%)
Equity in earnings (loss) of unconsolidated subsidiaries	$(139)	$1,218	(111.4%)	$3,682	$3,986	(7.6%)
Net realized investment gains (losses)	$(6,017)	$6,991	(186.1%)	$(41,663)	$14,650	(384.4%)
Total revenues	$20,257	$41,241	(50.9%)	$71,808	$146,068	(50.8%)
Operating expenses	$6,847	$1,942	252.6%	$24,518	$8,768	179.6%
Interest expense	$3,618	$3,387	6.8%	$14,596	$14,084	3.6%
Income taxes	$(4,512)	$22,112	(120.4%)	$11,418	$65,440	(82.6%)
Segment operating results	$14,304	$13,800	3.7%	$21,276	$57,776	(63.2%)
We experienced net realized investment losses in the fourth quarter of 2015 and for the full year and we recognized investment impairments totaling $9.2 million in the fourth quarter, primarily in our energy-related investments. For the year, impairments were $15.3 million, again tied to energy related investments. For the quarter and full year, we also experienced declines in the performance of our investment in unconsolidated subsidiaries, another result of market-related volatility. We did realize a gain of $7.7 million related to our equity trading portfolio in the fourth quarter, but recognized a net loss related to the portfolio of $27.3 million for the year ended December 31, 2015.
Our return of capital during the year, through buybacks and dividends, reduced our average investment balances which, coupled with the low interest rate environment, resulted in a 19.7% quarter-over-quarter reduction in net investment income and a 13.9% year-over-year decline.
As we have reported throughout 2015, segment operating expenses increased in each period compared to 2014 due to changes in our allocation of corporate expenses to our subsidiaries and the effects of corporate restructuring during 2014, which shifted expenses to the Corporate segment.
The reduction in our investment income in the fourth quarter was offset by a net reduction to tax expense resulting from a recalculation of our actual tax rate for 2015, which was determined to be lower that the estimated effective rate used during the first nine months of 2015.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A

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of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest rate environment;
•	changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•
changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, or the New York Stock Exchange and that may affect our business;

•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
•
the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system, including changes attributable to the Patient Protection and Affordable Care Act;

•
consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality, or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;

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•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers, or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
•
the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	assessments from guaranty funds;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
•
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

•
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks that could arise from our membership in the Lloyd's of London market (Lloyd's) and our participation in Lloyd's Syndicate 1729 (Syndicate 1729) include, but are not limited to, the following:

•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
•
Syndicate operating results can be affected by decisions made by the Council of Lloyd's over which the management of Syndicate 1729 has little ability to control, such as a decision to not approve the business plan of Syndicate 1729, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

•
Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked making it more difficult for Syndicate 1729 to distribute and market its products;

•	rating agencies could downgrade their ratings of Lloyd's as a whole; and
•
Syndicate 1729 operations are dependent on a small, specialized management team and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of Syndicate 1729’s business.

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NEWS RELEASE CONTINUES

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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